Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A Common Stock, $0.0001 par value per share, of 26 Capital Acquisition Corp., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: October 3, 2023

Fifth Lane Capital, LP

Fifth Lane Capital GP, LLC

Fifth Lane Partners Fund, LP

Fifth Lane GP, LP

By:	/s/ Cavan Copeland

Name: Cavan Copeland

Title: Authorized Signatory

/s/ Cavan Copeland

Cavan Copeland